UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2012

WESTERN ALLIANCE BANCORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-32550	88-0365922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One E. Washington Street, Phoenix, Arizona 85004

(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 389-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Western Alliance Bancorporation (the “Company”) is providing below information regarding the merger consideration to be received by shareholders of Western Liberty Bancorp (“Western Liberty”) in the Company’s acquisition of Western Liberty, which closed on October 17, 2012 (the “Merger”).

Based on final election results and applying the proration and allocation provisions set forth in the merger agreement, Western Liberty shareholders will receive the following merger consideration:

•

Western Liberty shareholders who made a valid cash election, who expressed no preference or who did not make a valid election will receive cash, at a rate of $4.02 for each Western Liberty share exchanged for cash; and

•

For Western Liberty shareholders who made a valid stock election, approximately 60.82% of the Western Liberty shares held by such persons will be exchanged for stock and the balance of the Western Liberty shares held by such persons will be exchanged for cash, at the rate of $4.02 in cash for each Western Liberty share exchanged for cash and 0.4341 shares of Western Alliance common stock for each Western Liberty share exchanged for stock.

Under the merger agreement, fractional shares of Western Alliance common stock will not be issued. Instead, Western Liberty shareholders will receive cash based on the arithmetic average of the 4:00 p.m. (Eastern time) closing sales prices of Western Alliance common stock reported on the New York Stock Exchange composite tape for the five consecutive trading days immediately preceding but not including October 16, 2012.

Of the net 13,666,536 shares of Western Liberty common stock outstanding immediately prior to the closing of the merger:

•	11,235,739 shares elected to receive Western Alliance common stock;

•	224,673 shares elected to receive cash; and

•	2,206,124 shares did not make a valid election or did not express a preference.

The total consideration paid by Western Alliance will be comprised of approximately 2,966,322 million shares of common stock and approximately $27.5 million in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION
(Registrant)

/s/ Dale Gibbons
Dale Gibbons
Executive Vice President and Chief Financial Officer

Date: October 24, 2012